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                                                                    EXHIBIT 4(e)

                                                          [LOGO OF PACIFIC LIFE]


                      INDIVIDUAL RETIREMENT ANNUITY RIDER

This rider is a part of the Contract to which it is attached (the Contract) by the Pacific Life Insurance Company (PL).

The Contract is hereby modified as specified below in order to qualify as an Individual Retirement Annuity (IRA) under Code Section 408 (other than a Roth IRA or a SIMPLE IRA, as defined below).

The provisions of this rider shall control if they are in conflict with those of the Contract.

A.  Definitions

Annuitant - The individual named as a measuring life for periodic annuity payments under this Contract.

Annuity Start Date - The date shown in the Contract Specifications, or the date the Owner has most recently elected under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

Applicable Designation Date - December 31 of the calendar year immediately following the Owner's Year of Death.

Applicable Distribution Period - The period used to determine the amount required to be distributed during a Distribution Year.

Code -The Internal Revenue Code of 1986, as amended.

Compensation - Wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code
Section 1402 included the service described in Code Section 1402 (c)(6). Compensation does not include amounts derived from or received as earnings and profits from property (including, but not limited to, interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in the individual's gross income under Code Section 71 with respect to a divorce or separation instrument described in Code Section 71(b)(2)(A). In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a Non Roth IRA.

Contributions - The Purchase Payments, premiums, rollovers or other contributions received by PL under this Contract.

Designated Beneficiary - An individual designated or treated as a beneficiary under this Contract in accordance with the Regulations under Code Section 401(a)(9)(E) and related provisions, as amended.

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DB Election Date - The date that is 30 days prior to the Applicable Designation
Date.

Distribution Year - The calendar year in which the Owner attains age 70 1/2 (or, if earlier, the calendar year that includes the Applicable Designation
Date) or any subsequent calendar year.

IRA - An individual retirement account or individual retirement annuity under Code Section 408.

Life Expectancy - The life expectancy of an individual as determined by using the expected return multiples in Tables V and VI of Regulation (S) 1.72-9, as may be revised pursuant to Regulations under Code Section 401(a)(9).

Measuring Designated Beneficiary - The Designated Beneficiary as of the Required Beginning Date, Spouse's Required Beginning Date or Applicable Designation Date (whichever is applicable), whose Life Expectancy is used to determine the Applicable Distribution Period as of such date. If as of such date any trust, estate or other entity is deemed by the Regulations to be a beneficiary under this Contract (taking into account any Separate Shares), this Contract shall be deemed to have no Measuring Designated Beneficiary. If as of such date this Contract (taking into account any Separate Shares) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.

Non Roth IRA - An IRA that is not a Roth IRA.

Notice Date - The day on which PL receives, in a form satisfactory to PL, proof of death and instructions satisfactory to PL regarding payment of death benefit proceeds.

Owner or You -The Owner of the Contract.

Owner's Election Date - December 31 of the calendar year in which the Owner attains age 70-1/2.

Owner's Year of Death - The calendar year in which the Owner dies.

PL - Pacific Life Insurance Company.

QDRO - A qualified domestic relations order under Code Section 414(p).

Regulation - A regulation issued or proposed pursuant to the Code.

Required Beginning Date - April 1 of the calendar year following the calendar year in which the Owner reaches age 70-1/2.

Roth IRA - An IRA under Code Section 408A.

Separate Share - A separate portion or segregated share of the benefits under this Contract that is determined by an acceptable separate accounting under 2001 Prop. Reg. (S) 1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under 2001 Prop. Reg. (S)1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate Contract for purposes of Sections 8 and 9 below.

SEP - A Simplified Employee Pension form of IRA under Code Section 408(k).

SIMPLE IRA - A SIMPLE IRA under Code Section 408(p).

Spouse - The Owner's spouse, including a former spouse covered by a QDRO who is treated as the Owner's spouse pursuant to 2001 Prop. Reg. (S) 1.401(a)(9)-8, Q&A-6.

Spouse's Continuation Election Date - The date that is 30 days prior to the earlier of the Spouse's Required Beginning Date or December 31 of the fifth calendar year after the Owner's Year of Death.

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Spouse's Required Beginning Date - The later of the Applicable Designation Date or December 31 of the calendar year in which the deceased Owner would have attained age 70-1/2.

Spouse's Year of Death - The calendar year in which the Surviving Spouse dies.

Surviving Spouse - The surviving spouse of a deceased Owner.

2001 Prop. Reg. - Refers to a Regulation proposed or reproposed in January 2001 under Code Section 401(a)(9) or a companion Code provision.

B. IRA Provisions

1. The Annuitant shall at all times be the Owner of the Contract (or its beneficial Owner where a fiduciary is its legal Owner). Such individual Owner's rights under the Contract shall be nonforfeitable, and this Contract shall be for the exclusive benefit of such Owner and his or her beneficiaries.

2. No benefits under the Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person; except that the Contract may be transferred to a former or separated spouse of the Owner under a divorce or separation instrument described in Code Section 408(d)(6). In the event of such a transfer, the transferee shall for all purposes be treated as the Owner under this Contract.

3. No Contribution shall be allowed into this Contract under a SIMPLE IRA plan established by an employer pursuant to Code Section 408(p). Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan shall be allowed into this Contract from a SIMPLE IRA prior to the expiration of the 2-year period beginning on the date the individual Owner first participated in that employer's SIMPLE IRA plan.

4. Except in the case of a "rollover" contribution as described in Code Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8) or 408(d)(3) (or for years 2002 through 2010, Code Section 457(e)(16)) or an employer contribution to a SEP, the Contributions, including Purchase Payments (or premiums), paid under this Contract must be paid in cash, and for any calendar year may not exceed the lesser of the Owner's Compensation for such year or the following applicable limit:

            Year                  Limit
            ----                  -----
            2001                  $2,000
            2002-2004             $3,000
            2005-2007             $4,000
            2008-2010             $5,000
            2011 & later          $2,000

  In addition, for the years 2009 and 2010, the $5000 limit will be indexed for inflation at $500 increments.

  For an Owner age 50 or older the above limits are increased as follows:

            Year                  Limit
            ----                  -----
            2002-2005             $  500
            2006-2010             $1,000

   However, for any calendar year in which the Owner has attained age 70-1/2, the total limit is reduced to zero.

5. Any Purchase Payment (or premium payment) under the Contract must be at least the minimum as stated in the Purchase Payment (or Premiums) provision of the Contract.

6. If this Contract is issued as part of a SEP, the Contributions, including Purchase Payments (or premiums), paid under this Contract shall not exceed $30,000 or 25% of the Owner's compensation,

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   whichever is less, or such other maximum as the Code may allow, and must be paid in cash. For years 2002-2010, these limits increase to $40,000 or 100% of compensation. For purposes of this Section 6, "compensation" is defined in Code Section 408(k)(7)(B).

7. Any Purchase Payment (or premium) refund declared by PL, other than a refund attributable to an excess Contribution, shall be applied toward the purchase of additional benefits before the close of the calendar year following the refund.

8. This Contract and all distributions made under it shall comply with the minimum distribution and incidental death benefit rules of Code Section 401(a)(9) and the Regulations thereunder, and such rules shall override any distribution options in this Contract that are inconsistent with Code Section 401(a)(9). Accordingly:

   (a) The entire interest under the Contract shall be distributed:

       (i)  No later than the Required Beginning Date, or

       (ii) By periodic distributions, starting no later than the Required Beginning Date, over the Owner's life or the lives of the Owner and the Measuring Designated Beneficiary (or over a period not extending beyond the Owner's Life Expectancy or the joint and last survivor Life Expectancy of the Owner and the Measuring Designated Beneficiary).

   (b) Distributions shall be made in accordance with the Regulations under Code
       Section 401(a)(9) and related Code provisions.  Accordingly:

       (i) Unless the Owner elects otherwise in writing to PL by the Owner's Election Date to have the Owner's entire interest distributed under another method offered by PL under this Contract that qualifies under this Section 8, the minimum amount that must be distributed each Distribution Year with respect to this Contract shall be equal to the quotient obtained by dividing the Owner's entire interest in this Contract (as determined under 2001 Prop. Reg. (S) 1.408-8, Q&A-6) by the Applicable Distribution Period.

            (1) The Applicable Distribution Period is determined by using the Uniform Distribution Table in 2001 Prop. Reg. (S) 1.401(a)(9)- 5, Q&A-4(a), or

            (2) If the Owner's spouse is the sole Designated Beneficiary for this Contract (taking Separate Shares into account) at all times during the Distribution Year, the Applicable Distribution Period is the longer of the distribution period under subparagraph (A) immediately above or the joint Life Expectancy of the Owner and such spouse, recalculated annually and based on their attained ages as of their birthdays in such Distribution Year.

            Such minimum amount must be distributed no later than the Required Beginning Date for the first Distribution Year, and for each subsequent Distribution Year by December 31 thereof. However, the Owner may arrange to have any portion (or all) of such minimum amount distributed from another Non Roth IRA owned by such Owner (rather than from this Contract) in accordance with 2001 Prop. Reg.
            (S) 1.408-8, Q&A-9.

       (ii) As of the Owner's Election Date or at any time thereafter (on 30 days notice to PL), the Owner may elect in writing to have any portion or all of the undistributed interest under this Contract applied to an annuity option offered by this Contract or by PL that qualifies under this Section 8. Such an annuity option must make annuity or other periodic payments at intervals no longer than one year, and must satisfy the other requirements of 2001 Prop. Reg. (S) 1.401(a)(9)-6, including:

            (1) Period certain annuity without a life contingency. The period certain may not exceed the maximum period specified in 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-3.

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           (2)  Life annuity or a joint and survivor annuity.  A life annuity must be on the Owner's life. Any periodic annuity payment to any survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner, as provided in 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-2.

           (3) Life annuity with period certain. The amounts of the annuity payments must satisfy the requirements for a joint and survivor non-spouse beneficiary annuity in 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-2(c), and the period certain may not exceed the period determined under 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-3.

           (4) Annuity payments may not be in increasing amounts, except as allowed by 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-1 and Q&A-4.

9. Upon the Owner's death, distributions shall be made under this Contract in accordance with this Section 9 and the Regulations under Code Section 401(a)(9) and related Code provisions. Accordingly, selection of any annuity or other distribution option described in the Contract that does not satisfy the requirements of this Section 9 shall not be permitted.

   (a) If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph 8(a) above, the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner's Year of Death, except to the extent that paragraph 9(c) or (d) below applies.

   (b) If the Owner dies after distribution of the Owner's interest in the Contract has begun in accordance with Section 8(a) above but before the Owner's entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner's death, except to the extent that paragraph 9(c) or (d) below applies. To the extent that this Contract has no annuity payout option in effect and no Measuring Designated Beneficiary as of the Applicable Designation Date (and paragraph (9)(c) and (d) do not apply), then the Applicable Distribution Period shall be determined by the Owner's remaining Life Expectancy, using the Owner's age as of the Owner's birthday in the Owner's Year of Death. For calendar years after the Owner's Year of Death such Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the Owner's Year of Death.

   (c) If the Surviving Spouse is the sole Designated Beneficiary under this Contract (taking Separate Shares into account) as of the Applicable Designation Date, then -

        (i) If no irrevocable written election to the contrary has been filed with PL by the deceased Owner or the Surviving Spouse prior to the Spouse's Continuation Election Date, this Contract shall continue in the name of the deceased Owner, and required distributions must begin by the Spouse's Required Beginning Date and be made in accordance with Section 8 above. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner's Year of Death -

             (1) Is measured by the Surviving Spouse's remaining Life Expectancy, recalculated annually through the Spouse's Year of Death, and

             (2) For a Distribution Year after the Spouse's Year of Death, is measured by the Surviving Spouse's remaining Life Expectancy as of the Surviving Spouse's birthday in the Spouse's Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year immediately following the Spouse's Year of Death.

             If the Surviving Spouse dies before the Spouse's Required Beginning Date, then the Surviving Spouse shall be treated as the Deceased Owner for purposes of this Section 9 (except that any surviving spouse of such a deceased Surviving Spouse cannot make another election under this subparagraph (i) to continue this Contract as a Surviving Spouse).

        (ii) The Surviving Spouse may elect at any time to treat the entire remaining interest in this Contract as an IRA of such Surviving Spouse, if such Surviving Spouse has an unlimited right

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             to withdraw amounts from this Contract. Such an eligible Surviving
             Spouse shall make such an election by a written request to PL to redesignate such Surviving Spouse as the Owner and Annuitant of this Contract. Such an eligible Surviving Spouse shall be deemed to have made such an election if either -

             (1) Such Surviving Spouse makes any transfer, rollover or other contribution of any amount for the benefit of such Surviving Spouse into this Contract, or

             (2) Such Surviving Spouse directs PL in writing to transfer or rollover any part or all of the assets to which such Surviving Spouse is entitled under this Contract to another IRA owned by such Surviving Spouse, or

             (3) Any amount that is required to be distributed from this Contract under this Section 9 or under Code Section 401(a)(9) (e.g., in the case of any amount rolled over or transferred into this Contract) is not distributed within the appropriate time.

       (iii) The Surviving Spouse may make an irrevocable election in writing with PL by the Spouse's Continuation Election Date to have such Surviving Spouse's entire interest under this Contract distributed under another method offered by this Contract or by PL that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in Section 9(a) above, such optional methods include the following:

             (1) If the Owner dies before the Required Beginning Date, any annuity option that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the remaining lifetime or Life Expectancy of the Surviving Spouse, in accordance with 2001 Prop. Reg.
                  (S) 1.401(a)(9)-6, or

             (2) Any other method that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the remaining Life Expectancy of such Surviving Spouse.

  (d) If as of the Applicable Designation Date this Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is deemed a beneficiary under this Contract, then-

       (i) To the extent that no irrevocable election to the contrary has been filed with PL by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in this Contract must be made over the Applicable Distribution Period starting with the Applicable Designation Date. In that case, the minimum amount that must be distributed each Distribution Year with respect to this Contract shall be equal to the quotient obtained by dividing the entire interest in this Contract (as determined under 2001 Prop. Reg. (S) 1.408-8, Q&A-6) by the Applicable Distribution Period. For these purposes -

             (1) The Applicable Distribution Period shall be determined by the Measuring Designated Beneficiary's remaining Life Expectancy, using such beneficiary's age as of such beneficiary's birthday in the calendar year immediately following the Owner's Year of Death, and

             (2) In subsequent calendar years the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year immediately following the Owner's Year of Death.

             Such minimum amount must be distributed no later than the Applicable Designation Date, and for each subsequent Distribution Year by December 31 thereof. However, any Designated Beneficiary may arrange to have any portion (or all) of such minimum amount (that is distributable with respect to such beneficiary's interest in this Contract) distributed from another Non Roth IRA formerly owned by such deceased Owner for which such

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             beneficiary is also a designated beneficiary (rather than from this
             Contract) in accordance with 2001 Prop. Reg. (S) 1.408-8, Q&A-9.

       (ii) Any such Designated Beneficiary may make an irrevocable election in writing with PL by the DB Election Date to have such Designated Beneficiary's entire interest under this Contract distributed under another method offered by this Contract or by PL that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in Section 9(a) above, such optional methods include the following:

             (1) If the Owner dies before the Required Beginning Date, any annuity option that provides for periodic distributions that begin no later than the Applicable Designation Date and do not extend beyond the remaining lifetime or Life Expectancy of the Measuring Designated Beneficiary, in accordance with 2001 Prop. Reg. (S) 1.401(a)(9)-6, or

             (2) Any other method that provides for periodic distributions that begin no later than the Applicable Designation Date and do not extend beyond the remaining Life Expectancy of the Measuring Designated Beneficiary.

    (e) Any amount payable to a minor child of the Owner shall be treated as if it is payable to the Surviving Spouse if the remainder of the interest becomes payable to such spouse when such child reaches the age of majority.

    (f) Unless the Owner provides to the contrary in writing to PL, any beneficiary of any interest under this Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to PL, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under 2001 Prop. Reg. (S) 1.401(a)(9)-6.

    (g) If the Owner dies before the entire interest under this Contract has been distributed, no additional cash Contributions or rollover Contributions shall be allowed into this Contract, except where the Surviving Spouse elects (or is deemed to elect) to convert this Contract to be his or her own IRA, as specified above in this Section 9.

10. PL shall furnish annual calendar year reports concerning the status of the Contract.

C.  Tax Qualification Provisions

    The Contract as amended by this rider is intended to qualify as part of a tax-qualified individual retirement arrangement, plan or contract that meets the requirements of Code Section 408 and any applicable regulations relating thereto. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. PL reserves the right to amend this rider to comply with any future changes in the Code or any Regulations, rulings or other published guidance under the Code, or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, without consent (except for the states of Michigan, Pennsylvania, South Carolina and Washington, where affirmative consent is required). PL shall provide the Owner with a copy of any such amendment.


All other terms and conditions of your Contract remain unchanged.


                         PACIFIC LIFE INSURANCE COMPANY

     /s/ Thomas C. Sutton                           /s/ Audrey L. Milfs
Chairman and Chief Executive Officer                     Secretary

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